Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to incorporation by reference in this registration statement of Brek Energy Corporation on Form S-3 of our report dated February 28, 2000 relating to the consolidated statements of operations, stockholders' equity, and cash flows of Brek Energy Corporation for the year ended December 31, 1999 and the period from September 16, 1998 to December 31, 1998, appearing in the Annual Report on Form 10-K of Brek Energy Corporation for the year ended December 31, 2001 and to the reference to us under the heading "Experts" in this Registration Statement.

KPMG
Hong Kong
July 5, 2002


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